Exhibit 20.2
MELCO PBL ENTERTAINMENT (MACAU) LIMITED
Notice of Annual General Meeting of Shareholders
to be held on May 27, 2008
Dear Shareholders:
You are cordially invited to attend the Annual General Meeting of Shareholders of Melco PBL Entertainment (Macau) Limited (the “Company”) which will be held on May 27, 2008 at Crown Macau located at the Avenida Kwong Tung between Avenida Dr. Sun Yat Sen, Rua de Hong Chau, Rua de Nam Keng and Avenida Kwong Tung, Macau at 4:00PM (Hong Kong Time). The meeting is being held for the following purposes:
1.	Report of the Directors.

2.	Ratification of the Audited Financial Statements for the Fiscal Year 2007 and the inclusion thereof in the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission.

3.	Ratification of the Appointment of the Independent Auditor Deloitte Touche Tohmatsu for the Fiscal year 2007.

4.	Approval of the change of name of the Company to “Melco Crown Entertainment Limited”.
Only shareholders of record in the books of the Company at the close of business on April 10, 2008 will be entitled to vote at the meeting or any adjournment that may take place.
A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.
Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.
Please note that copies of the annual reports of the Company are available for shareholders. Should you want to obtain a copy, you can (1) send your request for a physical copy by e-mail to ir@melco-pbl.com; (2) notify the Company of your e-mail address by sending your request to Investor Relations, Melco PBL Entertainment (Macau) Limited, 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong and a soft copy will be sent to your e-mail address provided; (3) you may also view the annual report at the Company’s website at www.melco-pbl.com.
By Order of the Board of Directors,

/s/ Lawrence (Yau Lung) Ho	/s/ James D. Packer

Lawrence (Yau Lung) Ho Co-Chairman	James D. Packer Co-Chairman